Exhibit 99.1

Investor Contact:  Katie Reinsmidt, Vice President - Corporate Communications and Investor Relations, 423.490.8301, katie_reinsmidt@cblproperties.com

CBL & ASSOCIATES PROPERTIES, INC. MOURNS DEATH OF
BOARD MEMBER CLAUDE M. BALLARD

CHATTANOOGA, Tenn. (February 12, 2010) – CBL & Associates Properties, Inc. (NYSE: CBL) today announced that Board of Directors member Claude M. Ballard passed away on February 11, 2010.  Mr. Ballard, 79, served as a director of the Company since the completion of its initial public offering in 1993.

“The entire CBL organization is deeply saddened by the loss of Claude Ballard.  Since the Company’s initial public offering in 1993, Claude has been dedicated to the success of the organization. We were very fortunate to have him serve as a member of our Board of Directors,” said Charles B. Lebovitz, Chairman of the Board. “Claude’s insight and leadership, as well as his friendship, will be sincerely missed.   On behalf of all CBL employees and the Board of Directors, I extend our deepest sympathy to his entire family.”

Mr. Ballard served as Chairman of the Compensation Committee and a member of the Audit and Nominating/Corporate Governance Committees of CBL’s Board of Directors.  He previously served as general partner, limited partner and senior consultant of Goldman, Sachs & Co. and as a Senior Vice President in the real estate division of the Prudential Insurance Company of America.

CBL is one of the largest and most active owners and developers of malls and shopping centers in the United States. CBL owns, holds interests in or manages 163 properties, including 88 regional malls/open-air centers. The properties are located in 27 states and total 87.8 million square feet including 3.0 million square feet of non-owned shopping centers managed for third parties. CBL currently has one project under construction totaling 500,000 square feet, The Pavilion at Port Orange in Port Orange, FL. Headquartered in Chattanooga, TN, CBL has regional offices in Boston (Waltham), MA, Dallas (Irving), TX, and St. Louis, MO.  Additional information can be found at cblproperties.com.

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